Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2022, with respect to the consolidated financial statements of Ayala Pharmaceuticals, Inc. (which contain an explanatory paragraph that describes conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included in this Registration Statement on Form S-4 and related prospectuses of Advaxis, Inc.

/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
November 29, 2022